Exhibit 99.1

One Dag Hammarskjöld Plaza
885 Second Avenue, 34th Floor
New York, NY 10017
Tel 212 319 2800
Fax 212 319 2808

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301

Tel 303 516 8500
Fax 303 530 1296

www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303-516-8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212-362-1200 lilian@sternir.com
		Media:	Dana Conti Schwartz Communications 781-684-0770 tapestry@schwartz-pr.com
For Immediate Release

TAPESTRY REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND PRELIMINARY DATA FROM ITS PHASE 2 PROSTATE CANCER TRIAL

60% of second line HRPC patients on TPI 287 show clinical benefit

Boulder, Colo., November 5, 2007 — Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the third quarter ended September 26, 2007.

The net loss for the third quarter of 2007 was $6.1 million, or $0.37 per share.  This compares to a net loss for the third quarter of 2006 of $3.6 million, or $0.22 per share.  Included in the net loss for the third quarter of 2007 and 2006 is non-cash equity compensation expense totaling $869,000 and $615,000, respectively.

The net loss for the nine-months ended September 26, 2007 was $16.7 million, or $1.01 per share.  This compares to a net loss for the nine-months ended September 27, 2006 of $12.1 million, or $1.03 per share.  Included in the net loss for the nine-months ended September 26, 2007 and September 27, 2006 is non-cash equity compensation expense totaling $2.6 million and $2.5 million, respectively.

As of September 26, 2007, Tapestry had $9.4 million in cash, cash equivalents, and short-term investments.

Preliminary Results from Phase 2 Prostate Cancer Study

Tapestry also reported today on the first five evaluable patients in its Phase 2 prostate cancer trial.  The trial is a multi-center, open label, two arm Phase 2 study for up to 80 patients who have failed prior docetaxel therapy for their disease.

Two patients who received previous benefit from prior docetaxel therapy enrolled in Arm 1 of the trial, and three patients who had no response to prior docetaxel therapy enrolled in Arm 2 of the study.

The two patients in Arm 1 of the study evidenced a stable disease lasting 8 cycles and a confirmed partial response, measured by PSA, and that patient remains on study lasting 9 cycles.  Of the three patients in Arm 2 of the study, one progressed on treatment, one discontinued treatment prior to evaluation, and one patient had a confirmed partial response and remains on study after 7 cycles.

In summary, the first five evaluable patients there were two confirmed durable partial responses and one patient with stable disease. No grade 3 or 4 adverse events were reported to date and the two responding patients remain on trial.  This study is currently actively enrolling.

Phase 2 Trial of TPI 287 for Pancreatic Cancer Initiated

Tapestry also initiated in the third quarter a second Phase 2 trial to explore the activity of TPI 287 in advanced pancreatic cancer. The trial is a multi-center, open-label, single arm Phase 2 study for up to 65 patients with advanced stage, unresectable pancreatic cancer, who have failed a prior gemcitabine-containing chemotherapy regimen for their disease. The trial will be conducted in approximately 10 to 15 centers in the U.S., Europe and India.  This study is currently actively enrolling.

Data Presented from Preclinical Studies at International Cancer Conference

Tapestry also presented preclinical data on TPI-287 at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The poster presentation outlined the results of a number of different assays that confirm the Company’s earlier observations that TPI 287 is less sensitive in a variety of resistant cancer cell lines to MDR1 mediated efflux than other approved taxanes. MDR1 mediated drug efflux may be a primary cause of resistance to chemotherapy with taxanes.  Also presented was data showing that TPI 287 is retained at higher levels in MDR1 expressing cell lines than either paclitaxel or IDN 5109, another taxane in development purported to be active in MDR1 expressing tumors. In addition, data was presented that demonstrated tumor growth inhibition of TPI 287 when delivered orally in subcutaneous mouse xenograft models of both pancreatic cancer and glioblastoma multiforme.

“All of us at Tapestry are encouraged by the emerging safety and efficacy profile of TPI 287.” commented Leonard Shaykin, Chairman and CEO of Tapestry. “Prior to year end we anticipate initiating both our oral PK Phase 1b trial in multiple tumor types and our third Phase 2 trial for TPI 287 in glioblastoma multiforme.”

Conference Call Information

Tapestry will host a conference call at 12:00 p.m. Eastern Time on November 5, 2007 to discuss 2007 third quarter results and recent corporate developments.  To participate in the conference call, please dial 800-798-2864 (domestic) or 617-614-6206 (international) and reference the access code 50821900.  A replay of the call will be available from 2:00 p.m. Eastern Time on November 5, 2007 until November 12, 2007 at midnight Eastern Time.  To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 55489394. A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.tapestrypharma.com.  An archived webcast will be available on the Tapestry website for approximately 30 days after the event.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s website at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary next-generation taxane, is Tapestry’s lead clinical compound.  This compound was designed to overcome multiple drug resistance in solid tumors that are innately resistant to taxane therapy or have become resistant to taxanes following exposure to chemotherapy drugs.  In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and has shown inhibition of human tumor growth in certain animal xenograft models when tested against standard comparative agents.  The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes as well as cell lines known to be resistant to taxanes.  Taxane sensitive cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer.  Taxane resistant cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, colon cancer and prostate cancer.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects,” “hopes” or comparable terminology or by discussions of strategy. Such forward-looking statements include the statements that in the second half of 2007 the Company will initiate a third Phase II trial of TPI 287 and initiate an oral Phase 1b/2.  Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the periods ended March 28, 2007, June 27, 2007 and September 26, 2007. The Company cautions investors not to place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303-516-8500.

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Tapestry Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 26,	December 27,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,577	$180
Short-term investments	3,781	22,277
Prepaid expense and other current assets	351	335
Total current assets	9,709	22,792

Other assets	2,179	1,814
Total assets	$11,888	$24,606

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,649	$2,585

Long-term debt, excluding current portion	22	112

Total stockholders’ equity	8,217	21,909
Total liabilities and stockholders’ equity	$11,888	$24,606

Tapestry Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 26,	September 27,	September 26,	September 27,
	2007	2006	2007	2006
Operating expenses:
Research and development	$4,526	$2,259	$11,414	$7,464
General and administrative	1,737	1,575	5,911	5,070
Operating loss	6,263	3,834	17,325	12,534

Other income (expense):
Interest and other income	169	400	662	936
Interest and other expense	(6)	(124)	(18)	(427)
Loss from continuing operations	(6,100)	(3,558)	(16,681)	(12,025)
Loss from discontinued operations	—	—	—	(88)
Net loss	$(6,100)	$(3,558)	$(16,681)	$(12,113)

Basic and diluted loss per share from continuing operations	$(0.37)	$(0.22)	$(1.01)	$(1.02)
Basic and diluted loss per share from discontinued operations	$—	$—	$—	$(0.01)
Basic and diluted loss per share	$(0.37)	$(0.22)	$(1.01)	$(1.03)
Basic and diluted weighted average shares outstanding	16,600	16,342	16,495	11,763